Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PodcastOne, Inc.

Beverly Hills, CA

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PodcastOne, Inc. of our report dated July 1, 2024, relating to the consolidated financial statements of PodcastOne, Inc. as of March 31, 2024, which report appears in the Annual Report on Form 10-K of PodcastOne, Inc. for the year ended March 31, 2024. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Macias Gini & O’Connell LLP

Los Angeles, CA

June 27, 2025